Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-65364 on Form S-2 and Registration Statement No. 333-42153 on Form S-8 of Cenex Harvest States Cooperatives of our report dated June 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for start-up activities in 1999) on the consolidated financial statements of Ventura Foods, LLC and subsidiary, appearing in the Annual Report on Form 10-K/A of Cenex Harvest States Cooperatives for the year ended August 31, 2001.


/s/ Deloitte & Touche LLP

Los Angeles, California
June 27, 2002